Exhibit 10.111

AMENDMENT NO. 1 TO SEVERANCE AGREEMENT

This Amendment No. 1 to Severance Agreement (this “Amendment”) is entered into between Maria S. Messinger (“Executive”) and Cortex Pharmaceuticals, Inc. (the “Company”) effective as of this 22 day of December 2008.

R E C I T A L S

WHEREAS, Executive and the Company are parties to a Severance Agreement entered into as of October 26, 2000 (the “Severance Agreement”).

WHEREAS, since the execution of the Severance Agreement, there have been certain changes to Internal Revenue Code of 1986, as amended, including Section 409A and the regulations thereunder.

WHEREAS, in order to comply with Internal Revenue Code Section 409A and the regulations issued under such section, Executive and the Company desire to amend the Severance Agreement as set forth below.

NOW THEREFORE, in consideration of the above and the mutual covenants and conditions contained below, Executive and the Company agree as follows:

1. PART ONE — DEFINITIONS, Section 5 of the Severance Agreement shall be amended and restated in its entirety to read in full as follows:

“5. ‘Termination For Good Reason’ means your employment pursuant to this Agreement is terminated by you, as a result of any of the following:

(i) A material breach by the Company of any representation, covenant or agreement contained in this Agreement;

(ii) A material change in your title or a reduction or alteration of your duties that are materially inconsistent with the duties performed by a Chief Financial Officer; or

(iii) A requirement that you relocate outside of Orange County, California.

provided that (A) you shall have given written notice to the Company of your intent to resign pursuant to this Section 5 within 90 days after you become aware of the occurrence of any such event (specifying in detail the nature and scope of the event), and (B) such event or occurrence shall not have been resolved within 30 days of the Company’s receipt of such notice, and (C) any termination by you pursuant to this Section 5 following such 30 day cure period must occur no later than the date that is 2 years following the initial occurrence of one of the foregoing events or conditions without your written consent. A Termination For Good Reason shall be treated as involuntary.”

2. The heading “PART TWO – CHANGE IN CONTROL BENEFITS” shall be amended and restated to read “PART TWO – CHANGE IN CONTROL AND SEVERANCE BENEFITS.”

3. PART TWO – CHANGE IN CONTROL AND SEVERANCE BENEFITS, Section 5 shall be added in its entirety and read as follows:

“5.	Section 409A Payment Delay.

(i) Payment Delay. Notwithstanding anything in this Agreement to the contrary, to the extent any payments to you pursuant to Section 1 of Part Two are treated as non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then (A) no amount shall be payable pursuant to such section unless your termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”), and (B) if you, at the time of your Separation from Service, are determined by the Company to be a “specified Executive” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to you pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of the your termination benefits described in Section 1 of Part Two, shall not be provided to you prior to the earlier of (x) the expiration of the six-month period measured from the date of the your Separation from Service, (y) the date of your death or (z) such earlier date as is permitted under Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to you within 30 days following such expiration, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether you are a “specified Executive” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(ii) Exceptions to Payment Delay. Notwithstanding Section 5(i) of Part Two, to the maximum extent permitted by applicable law, amounts payable to you pursuant to Section 1 of Part Two, shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals). Accordingly, the severance payments provided for in Section 1 of Part Two are not intended to provide for any deferral of compensation subject to Section 409A of the Code to the extent (A) the severance payments payable pursuant to Section 1 of Part Two, by its terms and determined as of the date of your Separation from Service, may not be made later than the 15th day of the third calendar month following the later of (x) the end of the Company’s fiscal year in which your Separation from Service occurs or (y) the end of the calendar year in which your Separation from Service occurs, or (B) (x) such severance payments do not exceed an amount equal to two times the lesser of (1) the amount of your annualized compensation based upon your annual rate of pay for the calendar year immediately preceding the calendar year in which your Separation from Service occurs (adjusted for any increase during the calendar year in which such Separation from Service occurs that would be expected to continue indefinitely had you remained employed with the Company) or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) for the calendar year in which your Separation from Service occurs, and (y) such severance payments shall be completed no later than December 31 of the second calendar year following the calendar year in which your Separation from Service occurs.

(iii) Interpretation. To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A of the Code). As provided in Internal Revenue Notice 2007-86, notwithstanding any other provision of this Agreement, with respect to an election or amendment to change a time or form of payment under this Agreement made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment shall apply only with respect to payments that would not otherwise be payable in 2008, and shall not cause payments to be made in 2008 that would not otherwise be payable in 2008.”

4. Except as provided herein, the terms and conditions of the Severance Agreement shall remain in full force and effect. All defined terms used herein that are otherwise not defined herein shall have the meanings given to them in the Severance Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first indicated above.

Cortex Pharmaceuticals, Inc.

By:	/s/ Roger G. Stoll
Its:	Exec. Chairman

/s/ Maria S. Messinger
Maria S. Messinger

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